Exhibit 16.1

November 5, 2015

Securities and Exchange Commission

100 F. Street, NE

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on November 2, 2015, to be filed by our former client, Intelligent Systems Corporation. We agree with the statements made in response to that Item insofar as they relate to our firm.

/s/ Habif, Arogeti & Wynne, LLP

Habif, Arogeti & Wynne, LLP

Atlanta, GA

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